Exhibit 99.1

RAINMAKER REPORTS RECORD FOURTH QUARTER AND FISCAL 2007 REVENUE

FY07 Record Revenue of $73.5 Million, up 50% Year-over-Year

Campbell, Calif., February 13, 2008 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading provider of sales and marketing solutions combining hosted application software and execution services, today reported financial results for the 2007 fourth quarter and full year ended December 31, 2007.

Financial Highlights:

•	Q4 record revenue of $20.1 million, up 40% year-over-year and 5% sequentially

•	Contract sales revenue excluding Dell up 33% sequentially in Q4

•	Organic revenue growth excluding Dell up 22% in FY07 year-over-year

•	Q4 Non-GAAP net income of $1.3 million, or $0.06 per diluted share

•	FY07 Non-GAAP net income of $5.2 million, up from $5.1 million for FY06

•	Cash flow from operations of $2.2 million in Q4 and $4.9 million in FY07

Rainmaker achieved record fourth quarter net revenue of $20.1 million, representing a 40% increase over net revenue of $14.4 million in the fourth quarter of 2006, and a 5% sequential increase from net revenue of $19.1 million in the third quarter of 2007. Revenue for the 2007 full year was a record $73.5 million, a 50% increase over revenue of $48.9 million for 2006.

Excluding Dell, revenue for the 2007 full year was $51.9 million, a 71% increase over revenue excluding Dell of $30.4 million for 2006. Organic revenue growth excluding Dell in the fourth quarter was up 18% sequentially and 14% year-over-year. In the 2007 fourth quarter, Rainmaker’s two largest clients were Dell and HP, with Dell representing 25% of Rainmaker’s fourth quarter revenue, down from 28% in the preceding quarter and 35% in the year-ago quarter, and HP representing 12% of fourth quarter revenue.

Gross margin was 48% in the fourth quarter of 2007, compared to 51% in the fourth quarter of 2006, and 48% in the third quarter of 2007. Gross margin for 2007 was 48%, compared to 50% in 2006.

GAAP net income for the fourth quarter of 2007 was $221,000, or $0.01 per diluted share, compared to GAAP net income of $943,000, or $0.06 per diluted share, for the fourth quarter of 2006, and GAAP net income of $158,000, or $0.01 per diluted share, in the third quarter of 2007. GAAP net income for the 2007 full year was $1.5 million, or $0.08 per diluted share, compared to a GAAP net income of $3.4 million, or $0.23 per diluted share, in 2006.

Non-GAAP net income for the fourth quarter of 2007 was $1.3 million, or $0.06 per diluted share. Non-GAAP net income excludes stock based compensation of $614,000 and amortization of intangible assets from acquisitions of $913,000, net of the tax effect of these adjustments of $414,000. This compares to non-GAAP net income of $1.7 million, or $0.11 per diluted share, for the fourth quarter of 2006, and non-GAAP net income of $1.2 million, or $0.06 per diluted share, in the third quarter of 2007. Non-GAAP net income for the 2007 full year was $5.2 million, or $0.28 per diluted share, compared to non-GAAP net income of $5.1 million, or $0.35 per diluted share, for 2006. See Exhibit A for a reconciliation of GAAP net income to non-GAAP net income.

Tax expense in the fourth quarter was $138,000. Tax expense for the 2007 full year was $558,000, reflecting an effective tax rate of approximately 27.1%.

Fourth quarter 2007 diluted EPS results are based on 20.7 million weighted average shares outstanding, calculated using the treasury stock method.

Total shares outstanding at December 31, 2007 were approximately 20.3 million common shares, which includes approximately 1,023,000 unvested restricted shares. In addition, Rainmaker had 2.5 million unexercised options and warrants with a weighted average exercise price of approximately $4.93 per share.

Total cash and cash equivalents at December 31, 2007 were $37.4 million, compared with $39.5 million at September 30, 2007. Total debt at December 31, 2007 was $2.4 million. The Company generated $2.2 million in operating cash flow during the fourth quarter and invested $2.5 million in Market2Lead, Inc., and $1.9 million in capital equipment, which includes cost related to expansion of its operations in Manila, Philippines.

Recent Business Highlights

•	In January 2008, added leading software solutions company as new client for hosted channel contract sales solution on a global scale

•	Added Fortune 500 global desktop and notebook computer manufacturer as new client for contract sales

•	Fortune 500 global network computing client significantly expanded agreement for lead development

•	Fortune 50 hardware client expanded agreement for lead development

•	Selected by second business unit of Fortune 50 hardware client for lead development

•	Added leading networking solutions provider QLogic as new client for training sales

•	Added semiconductor design software leader Magma Design Automation as new client for training sales

Rainmaker CEO Michael Silton commented: “During the year, we successfully completed two acquisitions that increased our global scale with significant operations in Canada and the Philippines. We also internationalized and enhanced our technology solutions to better serve our more than 120 clients, including development of our innovative reseller portal solution that helps clients increase revenue from contracts sold through their channel partners. We are seeing the positive results of these efforts in the record number of new contracts we signed during the year, including new clients, cross-sells, and client expansions, which are beginning to generate increasing revenue. In the fourth quarter, our contract sales business excluding Dell grew 33% quarter-over-quarter. We are making excellent progress with our integration of Rainmaker Asia and have seen their revenue increase as we focus on increasing capacity and leveraging these operations to better serve our existing clients’ needs in Asia. We achieved significant scale in 2007, and look forward to further penetrating the substantial opportunities ahead and leveraging our investments.”

Financial Guidance

Rainmaker is providing fiscal year 2008 revenue guidance of $68 million to $72 million.

Conference Call

Rainmaker Systems will host a conference call and webcast today at 1:30 p.m. Pacific Time to discuss its fiscal 2007 fourth quarter and full year results. Those wishing to participate in the live call should dial (800) 218-0204 using the password “Rainmaker.” A replay of the call will be available for one week beginning approximately one hour after the call’s conclusion by dialing (800) 405-2236 and entering 11106713 followed by the “#” key when prompted for a code. To access the live webcast of the call, go to the Investor Relations section of Rainmaker’s website at www.rmkr.com. A webcast replay of the conference call will be available for one year on the Calls/Events page of the Investor Relations section at www.rmkr.com.

Discussion of Non-GAAP Financial Measures

Rainmaker Systems’ management evaluates and makes operating decisions using various performance measures. In addition to GAAP results, Rainmaker also considers adjusted net income and adjusted net income per share, which are referred to as non-GAAP net income and non-GAAP net income per share, and EBITDA. These non-GAAP measures are derived from the revenue generated by Rainmaker’s business and the costs directly related to the generation of that revenue, such as costs of services, sales and marketing expenses, technology expenses and general and administrative expenses, that management considers in evaluating the Company’s operating performance. Non-GAAP net income, non-GAAP net income per share and EBITDA exclude certain expenses that management does not consider to be related to the Company’s core operating performance.

Non-GAAP net income consists of net income including an adjustment intended to reflect the full amount of revenue on assumed contracts in connection with acquisitions and excluding equity plan-related compensation expenses and amortization of purchased intangible assets. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes that Rainmaker would accrue using a annualized effective tax rate applied to the non-GAAP results. The net revenue adjustment was $0 for the three months ended December 31, 2007 as there will be no future effects from Rainmaker’s acquisition of ViewCentral in September 2006 and CAS Systems in January 2007. Stock

compensation adjustments were $614,000 for the three months ended December 31, 2007 and related to option award and restricted stock awards granted since the adoption of FASB Statement No. 123R, Share Based Payments, in January 2006. Amortization of intangible assets was $913,000 for the three months ended December 31, 2007 and related primarily to the prior acquisitions of Sunset Direct, Launch Project, Metrics Corp, ViewCentral, CAS Systems and Qinteraction. The tax effect of these adjustments was an expense of $414,000 for the three months ended December 31, 2007. See Exhibit A for a reconciliation of GAAP net income to non-GAAP net income.

Fourth quarter EBITDA was $1.7 million. EBITDA consists of net income excluding interest income or expense, income taxes, depreciation and amortization. Interest and other income was $439,000 for the three months ended December 31, 2007 and related primarily to interest earned on cash deposits offset by interest expense on term loans. Provision for income taxes was $138,000 for the three months ended December 31, 2007. Non-cash charges for depreciation of property and equipment was $847,000 for the three months ended December 31, 2007. Non-cash charges for amortization of acquisition related intangibles were $913,000 for the three months ended December 31, 2007 and related primarily to our prior business acquisitions. See Exhibit B for a reconciliation of GAAP net income to EBITDA.

Non-GAAP net income, non-GAAP net income per share and EBITDA are supplemental measures of Rainmaker’s performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of liquidity. Rainmaker presents non-GAAP net income, non-GAAP net income per share and EBITDA because management considers them to be important supplemental measures of Rainmaker’s operating performance and profitability trends, and because management believes they give investors useful information on period-to-period performance as evaluated by management. Rainmaker believes that the use of these non-GAAP measures provides consistency and comparability with Rainmaker’s past financial reports and also facilitates comparisons with other companies in Rainmaker’s industry, a number of which use similar non-GAAP financial measures to supplement their GAAP results. Management has historically used non-GAAP net income, non-GAAP net income per share and EBITDA when evaluating operating performance because management believes that the inclusion or exclusion of the items described above provides an additional measure of the company’s core operating results and facilitates comparisons of the Company’s core operating performance against prior periods and the Company’s business model objectives. Rainmaker has chosen to provide this information to investors to enable them to perform additional analyses of past, present and future operating performance and as a supplemental means to evaluation of the Company’s ongoing core operations.

About Rainmaker

Rainmaker Systems, Inc. delivers sales and marketing solutions, combining hosted application software and execution services designed to drive more revenue for our clients. Our Revenue Delivery Platform(SM) combines proprietary, on-demand application software and advanced analytics with specialized sales and marketing execution services. Rainmaker clients include large enterprises in a range of industries, including computer hardware and software, telecommunications, and financial services industries. For more information, visit www.rmkr.com or call 800-631-1545.

NOTE: Rainmaker Systems, the Rainmaker logo, Sunset Direct and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events. These forward-looking statements are based on information available to Rainmaker as of this date and they assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from current expectations. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, our ability to integrate acquisitions without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that we are currently dependent on a few significant client relationships, our ability to expand our channel hosted contract solution and drive adoption of this solution by resellers, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation and/or realignment of some client relationships, and the financial condition of our clients’ businesses, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q.

CONTACT:
Steve Valenzuela	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
Rainmaker Systems, Inc.	MKR Group, Inc.
(408) 626-2439	(323) 468-2300
stevev@rmkr.com	rmkr@mkr-group.com

– Financial tables to follow –

RAINMAKER SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$37,407	$21,996
Restricted cash	157	315
Accounts receivable, less allowance for doubtful accounts of $285 at December 31, 2007 and $233 at December 31, 2006	20,625	13,547
Prepaid expenses and other current assets	3,622	1,172

Total current assets	61,811	37,030
Property and equipment, net	9,447	4,293
Intangible assets, net	7,049	5,604
Goodwill	14,539	7,006
Other noncurrent assets	2,706	325

Total assets	$95,552	$54,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,466	$22,522
Accrued compensation and benefits	2,062	1,979
Other accrued liabilities	3,447	2,368
Deferred revenue	3,541	3,457
Current portion of capital lease obligations	—	2
Current portion of notes payable	1,083	1,500

Total current liabilities	35,599	31,828
Deferred tax liability	167	43
Long term deferred revenue	401	268
Notes payable, less current portion	1,333	417

Total liabilities	37,500	32,556

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 20,359,564 shares issued and 20,325,964 shares outstanding at December 31, 2007, and 15,088,294 shares issued and outstanding at December 31, 2006	19	15
Additional paid-in capital	116,391	81,265
Accumulated deficit	(58,074)	(59,578)
Accumulated other comprehensive loss	(51)	—
Treasury stock, at cost, 33,600 shares at December 31, 2007 and 0 shares at December 31, 2006	(233)	—

Total stockholders’ equity	58,052	21,702

Total liabilities and stockholders’ equity	$95,552	$54,258

RAINMAKER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net revenue	$20,127	$14,365	$73,515	$48,921
Cost of services	10,448	7,070	38,114	24,385

Gross margin	9,679	7,295	35,401	24,536

Operating expenses:
Sales and marketing	1,848	1,592	6,854	4,250
Technology and development	2,734	1,874	10,738	5,990
General and administrative	3,417	1,889	11,443	7,483
Depreciation and amortization	1,760	1,016	5,711	3,299

Total operating expense	9,759	6,371	34,746	21,022

Operating income	(80)	924	655	3,514
Interest and other income, net	439	133	1,407	187

Income before income tax expense	359	1,057	2,062	3,701
Income tax expense	138	114	558	298

Net income	$221	$943	$1,504	$3,403

Basic income per share	$0.01	$0.06	$0.09	$0.25

Diluted income per share	$0.01	$0.06	$0.08	$0.23

Weighted average common shares
Basic	19,225	14,671	17,569	13,662

Diluted	20,740	15,990	18,882	14,568

RAINMAKER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2007	2006
Operating activities:
Net income	$1,504	$3,403
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	2,646	1,831
Amortization of intangible assets	3,065	1,468
Stock-based compensation expense	1,814	207
Provision for allowances for doubtful accounts	408	267
Amortization of discount on notes receivable	(44)	—
Loss on disposal of fixed assets	41	10
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Accounts receivable	(5,634)	(3,184)
Prepaid expenses and other assets	(1,440)	18
Accounts payable	2,185	4,781
Accrued compensation and benefits	(310)	552
Other accrued liabilities	223	637
Deferred tax liability	363	43
Deferred revenue	47	503

Net cash provided by operating activities	4,868	10,536

Investing activities:
Purchases of property and equipment	(4,671)	(1,660)
Restricted cash, net	157	271
Acquisition of business, net of cash acquired	(9,027)	365
Purchase of notes receivable and warrants	(2,500)	—

Net cash used in investing activities	(16,041)	(1,024)

Financing activities:
Proceeds from issuance of common stock from option exercises	1,111	1,016
Proceeds from issuance of common stock from ESPP	76	53
Proceeds from issuance of common stock from warrant exercises	55	190
Net proceeds from issuance of common stock and warrants from private placement	—	5,312
Tax benefit from stock option exercises	54	65
Net proceeds from follow-on offering of common stock	27,203	—
Principal payment of notes payable	(1,501)	(3,500)
Principal payment of financing arrangements	—	(301)
Principal payment of capital lease obligations	(2)	(97)
Tax payments in connection with treasury stock surrendered	(233)	—

Net cash provided by financing activities	26,763	2,738

Effect of exchange rate changes on cash	(179)	—

Net increase in cash and cash equivalents	15,411	12,250
Cash and cash equivalents at beginning of year	21,996	9,746

Cash and cash equivalents at end of year	$37,407	$21,996

Supplemental disclosures of cash flow information:
Cash paid for interest	$208	$254

Cash paid for taxes	$223	$108

Supplemental disclosures of non-cash investing and financing activities:
Issuance of notes payable for acquisition of assets	$2,000	$—

Issuance of common stock in business acquisitions	$4,817	$5,337

RAINMAKER SYSTEMS, INC.

EXHIBIT A

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (1)

(In thousands, except per share)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Net income – US GAAP basis	$221	$943	$1,504	$3,403
Net revenue adjustment (2)	—	116	149	139
Stock compensation adjustments (3):
Cost of services	132	37	395	45
Sales and marketing	92	42	331	61
Technology and development	69	19	214	23
General and administrative	321	58	874	78
Amortization of intangible assets (4)	913	567	3,065	1,468
Tax effect of adjustment (5)	(414)	(91)	(1,322)	(147)

Net income – Non-GAAP basis	$1,334	$1,691	$5,210	$5,070

Diluted weighted average shares outstanding	20,740	15,990	18,882	14,568

Non-GAAP diluted net income per share	$0.06	$0.11	$0.28	$0.35

(1)	To supplement our financial results presented on a GAAP basis, we use non-GAAP net income, which excludes certain business combination accounting entries and expenses related to acquisitions as well as other expenses including stock-based compensation. As we have completed six acquisitions since January 1, 2005, we believe non-GAAP net income provides useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and is useful for period over period comparisons of such operations. Non-GAAP net income is not meant to be considered in isolation or as a substitute for GAAP net income, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Business combination accounting rules require us to record the fair value of contracts assumed in connection with acquisitions. The non-GAAP adjustment is intended to reflect the full amount of revenue on assumed contracts that would have otherwise been recorded during the three and twelve months ended December 31, 2007 which are related to our acquisitions of ViewCentral on September 15, 2006 and CAS Systems, Inc on January 25, 2007. We believe this adjustment is useful to investors as a measure of the ongoing performance of our business because we have historically experienced high renewal rates on these types of contracts, although we cannot be sure that customers will renew these contracts.
(3)	Stock-based compensation: We adopted FASB Statement No. 123R, Share Based Payments, on January 1, 2006 under the modified prospective method. Statement 123R requires us to record non-cash operating expenses associated with stock option awards at their estimated fair values. Prior to our Statement 123R adoption, we recorded stock-based compensation expenses at intrinsic values. In accordance with the modified prospective method, our financial statements for periods prior to January 1, 2006 have not been restated to reflect, and do not include, the changes in methodology to expense options at fair values in accordance with Statement 123R. Stock-based compensation expenses will recur in future periods.
(4)	We have excluded the effect of amortization of intangibles from our non-GAAP net income. We believe this helps investors understand a significant reason why our GAAP operating expenses increase following acquisitions. Investors should note that the use of intangible assets contributed to revenue earned during the period and will contribute to future revenue generation and should also note that these amortization expenses are recurring.
(5)	The income tax provision was calculated reflecting an effective tax rate of 27.1% and 10.8% for the three months ended December 31, 2007 and 2006, respectively, and 27.1% and 8.1% in the twelve months ended December 31, 2007 and 2006, respectively.

RAINMAKER SYSTEMS, INC.

EXHIBIT B

RECONCILIATION OF NET INCOME (U.S. GAAP) TO EBITDA (1)

(In thousands)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Net income – US GAAP basis	$221	$943	$1,504	$3,403

Add:
Provision for income taxes	138	114	558	298
Depreciation of property and equipment	847	449	2,646	1,831
Amortization of acquisition related intangibles	913	567	3,065	1,468
Interest and other income	(439)	(133)	(1,407)	(187)

	1,459	997	4,862	3,410

EBITDA – Non GAAP basis	$1,680	$1,940	$6,366	$6,813

(1)	To supplement our financial results presented on a GAAP basis, we use EBITDA, which excludes certain cash and non-cash expenses. We believe EBITDA provides useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. EBITDA is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. We regularly use EBITDA internally to manage our business and make operating decisions.

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